Exhibit 10.4

AST SpaceMobile, Inc.

March 22, 2025

Cerberus Capital Management, L.P.

875 Third Avenue

10th Floor

New York, NY 10022

Fortress Credit Advisors LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

Ladies and Gentlemen:

AST SpaceMobile, Inc., a Delaware corporation (the “Company”), Cerberus Capital Management, L.P., on behalf of funds, accounts and affiliates invested in Ligado (as defined below) that it or its affiliates manage directly or indirectly (“Cerberus”), and Fortress Credit Advisors LLC, on behalf of funds, accounts and affiliates invested in Ligado that it or its affiliates manage directly or indirectly (“Fortress” and, together with Cerberus, the “Ad Hoc Crossholder Group Stakeholders”) (the Company and the Ad Hoc Crossholder Group Stakeholders, each a “Party” and collectively, the “Parties”), effective as of the Effective Date, agree to the terms and obligations of this side letter agreement (this “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in that certain Framework Agreement, by and among the Company and the parties thereto, dated as of March 22, 2025, and as may be amended from time to time (the “Framework Agreement”).

1.	From the Effective Date until the Fall-Away Date (defined below), the Company shall, on account of each of Fortress’ and Cerberus’ significant holdings across the Ligado capital structure, (a) give each Ad Hoc Crossholder Group Stakeholder copies of all notices, minutes, consents and other materials that the Company provides to its full Board of Directors, at the same time and in the same manner as provided to such directors, and (b) invite two representatives, one designated by Cerberus and one designated by Fortress, to attend all meetings of the Company’s Network and Spectrum Planning Committee (the “NPS Committee”), each in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its NPS Committee members, at the same time and in the same manner as provided to such committee members, subject to the execution of customary confidentiality agreements and the right of the Company to withhold materials or exclude such representatives from any meeting or portion thereof if the Company reasonably determines in good faith it is necessary (i) to preserve the attorney-client privilege of the Company and its Affiliates, (ii) to avoid a conflict of interest between the Company, Ligado (as defined below) and any Ad Hoc Crossholder Group Stakeholder or (iii) to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The Company agrees that such withholding or exclusion shall be limited to just the material or portion of the meeting that gives rise to such reason for withholding or exclusion.

2.	The “Fall-Away Date” shall be the first date following the date hereof on which any of the following events have occurred: (a) the Collaboration Agreement is no longer in effect, (b) Cerberus or Fortress, as applicable, (together with funds, accounts and affiliates invested in Ligado that such party or its affiliates manage directly or indirectly) has ceased to have the right to designate a manager to the Board of Managers of Ligado Networks LLC (“Ligado”) pursuant to the terms of the Amended and Restated Operating Agreement of Ligado, dated October 23, 2020 (as such agreement may be amended, restated or supplemented after the date hereof), in which case the applicable party (but, solely in the case of this clause (b), not the other party) shall cease to have the rights set forth in Section 1, or (c) in the event of an Approval Condition Failure (as defined in the Collaboration Agreement).

Article VIII (other than Sections 8.3 and 8.5) of the Framework Agreement shall apply to, and govern, this Agreement, mutatis mutandis. Any reference to any agreement or contract hereunder will be a reference to such agreement or contract, as amended, amended and restated, supplemented or otherwise modified from time to time.

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Very truly yours,

AST SpaceMobile, Inc.

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

Agreed and Accepted:

Cerberus Capital Management, L.P., on behalf of funds, accounts and affiliates invested in Ligado that it or its affiliates manage directly or indirectly

By:	/s/ Mark Neporent
Name:	Mark Neporent
Title:	Authorized Signatory

Fortress Credit Advisors LLC, on behalf of funds, accounts and affiliates invested in Ligado that it or its affiliates manage directly or indirectly

By:	/s/ William Covino
Name:	William Covino
Title:	Authorized Signatory